Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2025 relating to the financial statements of Revvity, Inc. and the effectiveness of Revvity Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Revvity, Inc. for the year ended December 29, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 28, 2025